PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting material pursuant to sec.240.14a-11(c) or sec.240.14a-12
                                   DeVry Inc.
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                (Name of Registrant as specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statements if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Prior unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

[DEVRY LOGO]

September 20, 1999

Dear Stockholder:

     On behalf of the Board of Directors of DeVry Inc., it is my pleasure to invite you to attend your Company's Annual Meeting of Stockholders at 10:30 a.m., Tuesday, November 16, 1999, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois.

     We will begin with a discussion of the items listed in the enclosed proxy statement, followed by a report on the growth of DeVry during the last fiscal year. DeVry's performance is also discussed in the enclosed 1999 Annual Report to stockholders, which we think you will find to be interesting reading.

     We strongly encourage you to attend the meeting to represent your shares. Whether or not you plan to attend in person, please mark, sign, date and return your proxy card promptly. Proxy cards may be retrieved immediately prior to the meeting if you would like to vote in person.

     We look forward to greeting you at the meeting.

     Thank you.

                                          Sincerely,

                                          /s/ Dennis J. Keller

                                          Dennis J. Keller
                                          Chairman of the Board

                                   DEVRY INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 16, 1999

     You are cordially invited to attend the Annual Meeting of Stockholders of DeVry Inc. at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois on Tuesday, November 16, 1999, at 10:30 a.m. Central Standard Time, for the following purposes:

          (1) To elect four Directors to serve as Class II Directors to serve until the 2002 Annual Meeting of Stockholders;

          (2) To approve the adoption of the DeVry Inc. 1999 Stock Incentive
     Plan;

          (3) To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company for the current fiscal year; and

          (4) To consider such other business as may properly come before the meeting or any adjournment thereof.

     You will find enclosed with this Notice a proxy card and a Proxy Statement for the meeting and a copy of the DeVry Inc. Annual Report for 1999.

     The Board of Directors has fixed a record date of September 17, 1999. Only stockholders of record on that date are entitled to notice of, and to vote at, the meeting. The principal office of the Company is situated at One Tower Lane, Suite 1000, Oakbrook Terrace, Illinois 60181.

     All stockholders are cordially invited to attend the meeting in person. However, to assure representation at the meeting, you are encouraged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided for that proxy. Postage is not required for mailing in the United States. Upon request, the Company will reimburse stockholders for the cost of mailing proxy cards from outside the United States. You may attend the meeting in person even if you have returned a proxy.

                                          MARILYNN J. CASON
                                          Secretary

Oakbrook Terrace, Illinois
September 24, 1999

                                PROXY STATEMENT

               ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 16, 1999

     The Board of Directors of DeVry Inc. (the "Company") is sending you this Proxy Statement and the accompanying proxy card in connection with its solicitation of proxies to be voted at the Company's Annual Meeting of Stockholders to be held on November 16, 1999, and any adjournment thereof. This Proxy Statement and accompanying proxy are first being sent to stockholders on or about September 24, 1999. The solicitation of proxies gives all stockholders an opportunity to vote. Your shares can be voted only if you are present or represented by proxy at the meeting.

     When you have marked, signed, dated and returned your proxy card, the Proxy Committee (and each of them, with full powers of substitution) will vote your shares as you direct. Please indicate your choices by marking the boxes on the enclosed card. If you sign, date and return your proxy card to us without choices for each proposal, the Proxy Committee will vote your shares on the unmarked proposals as recommended by the Board of Directors. Abstentions, directions to withhold authority and broker non-votes (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner regarding a particular matter and such named entity does not possess or choose to exercise discretionary authority with respect thereto) will be considered present at the meeting for purposes of a quorum but will not be counted in determining the total number of votes cast. Anyone giving a proxy may revoke it at any time before the proxy is voted at the meeting by: (1) notifying the Company in writing that the proxy has been revoked; (2) executing a later-dated proxy; or (3) voting in person at the meeting. The election of Directors, the approval of the 1999 Stock Incentive Plan and the ratification of the appointment of the independent public accountants will each require the affirmative vote of a majority of the shares of Common Stock of the Company present or represented at the meeting.

     If you are a Company employee who is a participant in the DeVry Inc. Employee Stock Purchase Plan and/or the Profit Sharing Retirement Plan's DeVry Stock Fund, the accompanying proxy card, when returned properly signed, will serve as direction to the Custodian of the Stock Purchase Plan or the Trustee of the Stock Fund to vote the shares held in the Stock Purchase Plan and/or the Stock Fund, respectively, for your account in accordance with your direction. If you return a proxy card without indicating your voting preference, the shares represented by your proxy card will be voted in the same proportion as shares timely voted by proxies returned.

     The Company will bear the expense of soliciting proxies. The solicitation initially will be made by mail but also may be made by telephone, telefax or personal contact by Company employees.

     The Company will reimburse all stockholders for the expense of sending proxies and proxy material to beneficial owners, including expenditures for foreign mailings.

     As of September 17, 1999, the Company had 69,432,273 shares of Common Stock ($0.01 par value) outstanding. Stockholders are entitled to one vote per share owned on the record date.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a Board of Directors of not less than three nor more than twelve Directors, as determined from time to time by resolution of the Board, that is divided into three classes of Directors serving staggered three-year terms. The Board has set the number of Directors at eleven. The members of Class II, whose terms of office expire in 1999, are David S. Brown, Dennis J. Keller, Robert E. King and Frederick A. Krehbiel, all of whom have been nominated to stand for election as Directors at the 1999 meeting to hold office until 2002 or until their respective successors are elected and qualified. All of the nominees have served as Directors since the last annual meeting.

     It is intended that all shares represented by a proxy in the accompanying form will be voted for the election of the persons listed below as Class II Directors for a three-year term unless otherwise specified in such proxy. A proxy cannot be voted for more than four persons. In the event any one or more of such

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

nominees shall be unable to serve as Director, votes will be cast pursuant to the authority granted in the enclosed proxy for such person or persons as may be designated by the Board of Directors. The Board has no reason to believe that any nominee will become unavailable for election.

     The nominees for election as Directors are listed below, along with brief statements setting forth their current principal occupations, business experience, and other information, including directorships in other public companies.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

                                    NOMINEES
                          CLASS II - TERM EXPIRES 2002

David S. Brown, age 58

     Mr. Brown has been a Director of the Company since 1987 and was a founding stockholder and director of Keller Graduate School of Management, Inc. ("KGSM"). Mr. Brown, a practicing attorney, was a partner in the Chicago law firm of McBride and Baker from 1972 to 1979 and served as General Counsel of the U.S. Office of Minority Business Enterprise from 1971 to 1972. From 1980 to 1996, Mr. Brown was employed by United Laboratories, Inc., a manufacturer and seller of specialty chemicals, most recently as Executive Vice President, Chief Financial Officer and General Counsel.

Dennis J. Keller, age 58

     Mr. Keller has been Chairman of the Board and Chief Executive Officer of the Company since 1987. Mr. Keller co-founded KGSM and was from 1973 to August 1987 its Chairman of the Board and Chief Executive Officer. He is also a director of NICOR, Inc.

Robert E. King, age 64

     Mr. King has been a Director of the Company since 1987. He is Chairman of Salt Creek Ventures, a private equity firm. From 1983 through 1994, Mr. King was Chairman and Chief Executive Officer of the Newtrend Group, a software and computer services company. He was President and Chief Executive Officer of DELTAK, Inc., a video publisher, from 1971 to 1982.

Frederick A. Krehbiel, age 58

     Mr. Krehbiel has been a Director of the Company since 1996. Employed since 1965 by Molex Incorporated, an electronic component manufacturer, he served as CEO from 1988 to 1999 and as Chairman from 1993 to 1999. Since July 1999 Mr. Krehbiel has served as Co-Chairman and Co-CEO. Mr. Krehbiel is also a director of Tellabs, Inc., Nalco Chemical Co. and Northern Trust Corp.

                              INCUMBENT DIRECTORS

                          CLASS I - TERM EXPIRES 2001

Ewen M. Akin, age 69

     Dr. Akin has been a Director of the Company since February 1997. He was President of Kennedy-King College in Chicago from 1976 to 1986 and President of Malcolm X College in Chicago from 1973 to 1976. From 1970 to 1973 he was Vice President for Academic Affairs at Kennedy-King College, prior to which time he was a member of the physics faculty there.

Thurston E. Manning, age 73

     Dr. Manning has been a Director of the Company since 1990. He was President of the Council on Post-secondary Accreditation from 1987 until July 1991, prior to which time he was for 12 years Executive Director of the Commission on Institutions of Higher Education of the North Central Association of Colleges and Schools. Since 1991, Dr. Manning has been a self-employed consultant.

Hugo J. Melvoin, age 70

     Mr. Melvoin has been a Director of the Company since 1987. He was a founding stockholder and director of KGSM. A practicing attorney since 1953, Mr. Melvoin was a partner in the Chicago law firm of Mayer, Brown & Platt from 1960 to 1981. He retired in 1999 from the law firm of Hugo Melvoin, P.C.

                         CLASS III - TERM EXPIRES 2000

Charles A. Bowsher, age 68

     Mr. Bowsher has been a Director of the Company since February 1997. In 1996 Mr. Bowsher completed a 15-year term as Comptroller General of the United States and head of the General Accounting Office. Prior to that he was affiliated with Arthur Andersen and Co. for 25 years, except for a four-year period when he served as Assistant Secretary of the Navy for Financial Management. Mr. Bowsher is also a director of American Express Bank and National Steel Corporation.

Robert C. McCormack, age 60

     Mr. McCormack has been a Director of the Company since 1995. He is a founding partner of Trident Capital, Inc., a private equity firm established in 1993 to invest in information and business service companies. From 1990 to 1993 Mr. McCormack was the Assistant Secretary and Comptroller of the Navy, prior to which time he served for 2 1/2 years in various positions on the staff of the Secretary of Defense. Mr. McCormack spent 20 years in investment banking with Dillon, Read & Co. Inc. and Morgan Stanley & Co. Incorporated before his government service. He is also a director of Illinois Tool Works, Inc. and MapQuest.com, Inc.

Julie A. McGee, age 57

     Ms. McGee has been a Director of the Company since 1994. From 1991 to 1994 she was President of McDougal, Littell & Co. Upon its acquisition by Houghton Mifflin in 1994, she became Corporate Executive Vice President of McDougal Littel, Inc. a Houghton Mifflin Company, which publishes print and electronic materials for elementary and secondary schools and colleges and references for the office automation and microcomputer markets, as well as fiction and nonfiction literature. Ms. McGee began her career at McDougal Littell in 1988 as an editorial director. From 1986 to 1988 she held management positions at Ligature, Inc. prior to which she was for three years Director of Marketing and Software Development for a division of Tandy Corporation.

Ronald L. Taylor, age 56

     Mr. Taylor has been a Director, President and Chief Operating Officer of the Company since 1987. In 1973 Mr. Taylor co-founded KGSM and was from 1973 to 1981 its Chief Operating Officer and from 1981 to 1987 its President and Chief Operating Officer. He is also a director of SPR, Inc.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     There were four regular meetings of the Board of Directors during fiscal 1999. During that year all incumbent Directors attended 75 percent or more of the aggregate of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served. The Board has standing nominating, audit, finance and compensation committees.

     Messrs. Keller (Chair), Taylor, King, McCormack and Brown serve as members of the Company's NOMINATING COMMITTEE, which met by telephone during fiscal 1999. The Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing

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

candidates to fill any vacancies on the Board. The Nominating Committee will accept and consider nominations of Directors from stockholders. Such nominations should be sent to the Corporate Secretary, specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Nominating Committee.

     Messrs. Bowsher (Chair), Akin and Brown, and Ms. McGee serve as members of the AUDIT COMMITTEE of the Board of Directors of the Company. The principal duties of the Audit Committee, which met four times during fiscal 1999, include recommending the appointment of the Company's independent public accountants, subject to ratification by the stockholders; review of the scope, approach and results of the annual audits; review of annual and quarterly financial statements; review of the representations of management and the findings and suggestions of the independent public accountants regarding internal control, financial policies and procedures and management's response thereto; monitoring the effectiveness of the Company's internal controls; and review of unusual or significant financial transactions or findings.

     Messrs. McCormack (Chair), Keller, Taylor, King and Brown serve as members of the Company's FINANCE COMMITTEE, which met once during fiscal 1999. The Committee's principal duties include review and recommendation with respect to the Company's financing policies, including cash flow, capital structure and dividend policy.

     Dr. Manning (Chair) and Messrs. King, Krehbiel and Melvoin serve as members of the COMPENSATION COMMITTEE, which held two meetings in fiscal 1999. The role of the Compensation Committee is to establish and oversee the policies that govern Company compensation and benefit practices and includes review of the salaries of the senior officers of the Company each year and approval of management incentive awards and stock option grants. The report of the Compensation Committee on Executive Compensation appears on pages 10 to 12 of this Proxy Statement.

     Directors are each paid a retainer of $20,000 per annum plus $1,000 for each Board of Directors meeting attended. Additionally, non-employee committee members are paid $500 per committee meeting attended. Also, Directors are eligible to receive options under the Company's 1994 and 1999 Stock Incentive Plans. Directors are reimbursed for any expenditures attendant to Board membership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. During the fiscal year ended June 30, 1999, all such persons filed on a timely basis all reports required by Section 10(a) of the Exchange Act, with the following exception. Robert C. McCormack, a Director, was late in filing one report due to the Company's failure to timely provide him with the necessary forms.

                                STOCK OWNERSHIP

     The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (1) each person known by the Company to own beneficially more that 5% of the Common Stock, (2) each Director of the Company, (3) each nominee for election as Director, (4) each executive officer named in the Summary Compensation Table on page 6 and (5) all Directors and officers of the Company as a group, in each case as of June 30, 1999, except as otherwise noted. The Company believes that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them, except as otherwise noted. All share amounts referred to in this Proxy Statement have been adjusted to reflect the two-for-one stock splits, on June 21, 1995, December 18, 1996 and June 19, 1998.

                                                                  SHARES          PERCENTAGE
NAME                                                             OWNED(1)         OWNERSHIP
----                                                            ----------        ----------
Dennis J. Keller............................................     9,404,301(2)        13.6%
Ronald L. Taylor............................................     2,340,305(3)         3.4
Ewen M. Akin................................................         4,790(4)        *
Charles A. Bowsher..........................................         4,750(4)        *
David S. Brown..............................................       204,000(5)        *
Robert E. King..............................................        44,340(5)(6)     *
Frederick A. Krehbiel.......................................        27,120(7)        *
Thurston E. Manning.........................................        41,000(5)        *
Robert C. McCormack.........................................       846,294(8)         1.2
Julie A. McGee..............................................        29,000(9)        *
Hugo J. Melvoin.............................................       138,228(5)(10)    *
Bruno R. LaCaria............................................           591(11)       *
Michael J. LaForte, Jr. ....................................         5,569(12)       *
O. John Skubiak.............................................       129,340(13)       *
GeoCapital Corporation......................................     3,879,575(14)        6.6
Baron Capital, Inc. ........................................     7,458,300(15)       10.7
All Directors and Officers as a Group (28 Persons)..........    13,687,147           19.7

-------------------------
  *  Represents less than 1% of the outstanding Common Stock.

 (1) Calculated pursuant to Rule 13-3(d) of the Exchange Act. Under Rule 13-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person.

 (2) Includes 9,512 shares owned by Mr. Keller's wife and 209,625 subject to purchase upon the exercise of stock options. Mr. Keller disclaims beneficial ownership of the shares owned by his wife.

 (3) Includes 2,200 shares owned by Mr. Taylor's children and 163,225 shares subject to purchase upon the exercise of stock options. Mr. Taylor disclaims beneficial ownership of the shares owned by his children.

 (4) Includes 4,750 shares subject to purchase upon the exercise of stock options.

 (5) Includes 41,000 shares subject to purchase upon the exercise of stock options.

 (6) Includes 3,340 shares owned by Mr. King's wife. Mr. King disclaims beneficial ownership of the shares owned by his wife.

 (7) Includes 13,000 shares subject to purchase upon the exercise of stock options.

 (8) Includes 24,896 shares held by Northern Trust Company and Robert C. McCormack Trust UA DTD 10-6-67; 760,000 shares contributed to McCormack DV Management Limited Partnership by Mr. McCormack and 762 shares contributed by his wife; 39,238 shares held by his wife and 13,750 shares subject to purchase upon the exercise of stock options. Mr. McCormack disclaims beneficial ownership of the shares owned or contributed by his wife.

 (9) Includes 29,000 shares subject to purchase upon the exercise of stock options.

(10) Includes 15,000 shared owned by the Melvoin Foundation.

(11) Includes 500 shares subject to purchase upon the exercise of stock options and 91 shares held in the DeVry Inc. Profit Sharing Retirement Plan.

(12) Includes 5,010 subject to purchase upon the exercise of stock options and 59 shares held in the DeVry Inc. Profit Sharing Retirement Plan.

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

(13) Includes 14,344 shares held in an IRA at Northern Trust Brokerage, 23,200 shares held in an IRA at Northern Trust Brokerage for his wife and 69,517 shares subject to purchase upon the exercise of stock options.

(14) GeoCapital Corporation, whose address is 767 Fifth Avenue, New York, New York 10153, as of September 10, 1999 had shared voting power and sole investment power as to 3,879,515 shares.

(15) Baron Capital, Inc. whose address is 450 Park Avenue, New York, New York 10022, as of August 31, 1999 had shared voting and investment power as to 7,458,300 shares.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                            ---------------------------------
                                             ANNUAL COMPENSATION                    AWARDS            PAYOUTS
                                    -------------------------------------   -----------------------   -------
                                                                                         SECURITIES
                                                                            RESTRICTED   UNDERLYING
                                                           OTHER ANNUAL       STOCK       OPTIONS/     LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION(1)    AWARD(S)    SARS(#)(2)   PAYOUTS   COMPENSATION(3)
---------------------------  ----   --------   --------   ---------------   ----------   ----------   -------   ---------------
Dennis J. Keller,            1999   $381,811   $687,260       $16,630                      31,125                   $15,935
Chairman and Chief           1998    372,895    652,422         7,524                      51,000                    15,110
Executive Officer            1997    214,322    763,451         1,369                      52,000                    12,585
Ronald L. Taylor,            1999    381,811    687,260         9,942                      31,125                    21,618
President and Chief          1998    372,895    652,422         1,042                      51,000                    19,637
Operating Officer            1997    214,322    763,451         1,042                      52,000                    14,431
O. John Skubiak,             1999    175,000    140,000         1,725                      15,585                    10,722
Senior Vice President        1998    162,000    125,000         1,750                      24,000                    10,210
                             1997    150,000    100,000         2,279                      20,000                     7,529
Michael J. LaForte,          1999    165,000    100,000         5,550                       5,050                     7,605
Senior Vice President        1998    144,000     50,000         4,674                       4,000                     6,010
                             1997    105,000                    1,492                       4,000                       130
Bruno C. LaCaria,            1999    165,111     30,000           814                       2,500                     2,769
Vice President and           1998
Chief Information Officer    1997

------------------------------
(1) During the covered fiscal years no executive officer named in the table received any other annual compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for him in the two preceding columns.

(2) Options to acquire shares of Common Stock.

(3) These amounts represent the Company's contributions to its Profit Sharing Retirement Plan and the dollar value of insurance premiums paid by the Company with respect to term life insurance and supplemental health insurance for the benefit of the named executive officers. Under its group life insurance plan the Company provides life insurance to all employees in the amount of their annual salary up to $500,000. The following premiums were paid: Mr. Keller, $2,948; Mr. Taylor, $2,849; Mr. Skubiak, $412; Mr. LaForte, $588; and Mr. LaCaria, $473.

     Employment Agreements. The Company has entered into employment agreements having substantially identical terms with Dennis J. Keller and Ronald L. Taylor (each an "Executive"). Each agreement provides for an initial base salary, annual salary increases and annual bonuses for an initial term of employment ending on June 30, 1993, which thereafter continues until either the Executive or the Company provides the other with at least 150 days' notice. Each employment agreement provides that it may be terminated by the Company upon (1) the death of the Executive, (2) the physical or mental disability of the Executive which prevents him from performing his duties for a continuous period of 180 days or
(3) for cause (as defined in the employment agreement). The Executive may terminate the agreement if (1) he is not accorded the authority, duties, obligations and prerogatives set forth in the agreement; (2) such authority, duties, obligations or prerogatives are materially or substantially reduced; (3) he is not paid or reimbursed amounts due him under the agreement or (4) the Company fails to observe its obligations under the agreement. In the event the Company terminates the agreement or fails to continue or renew the agreement or the Executive terminates the agreement for any reason stated in the preceding sentence, the Executive is entitled to severance payments.

     Restated Stock Incentive Plan. The Amended and Restated DeVry Inc. Stock Incentive Plan (the "Restated Stock Option Plan"), which was adopted in 1988 and expired in 1998, provides the Company's Directors and key executive and managerial employees with opportunities to acquire Common Stock of the Company on advantageous terms. The Restated Stock Option Plan has two components. The first provides for an annual automatic nondiscretionary grant of the lesser of 500 shares or $15,000 in fair market value of Common Stock to Directors who are Company employees for their service as Company Directors. These employee-Directors, currently Dennis J. Keller and Ronald L. Taylor, comprise the plan committee (the "Plan Committee") that administers the Restated Stock Option Plan, subject to approval of employee grants by the Compensation Committee of the Board of Directors. The second component of the Restated Stock Option Plan provides for discretionary grants by the Plan Committee, which determines the Directors and key officers and managerial employees of the Company eligible to participate and the number of shares to be granted under the option. The Restated Stock Option Plan authorizes the grant of nonqualified stock options and incentive stock options. The prices at which and the periods during which stock options may be exercised are fixed by the Plan Committee, but in no case may the price be less than 100% of the fair market value of the shares on the date of grant (110% in the case of an incentive stock option granted to a 10% or larger stockholder), and all options must be exercisable within ten years after the date of grant. Upon exercise of an option, payment of the purchase price must be made in full in cash or such other consideration, including shares of Common Stock and participant notes, as the Plan Committee elects. All options terminate at the earlier of the date established by the Plan Committee at the time of the grant or ten years after the date of grant (five years in the case of an incentive stock option granted to a 10% or larger stockholder). The Restated Stock Option Plan provides for adjustments in the event of stock splits, reorganizations and similar transactions. Incentive stock options granted under the Restated Stock Option Plan are not transferable except at death; nonqualified stock options may be transferred by a grantee inter vivos to members of the grantee's immediate family or to a trust for the benefit of such family members. No option may be granted under the Restated Stock Option Plan after June 30, 1998. The Plan does not limit the number of options that may be granted to any participant or the number of individuals who may participate, and additional options may be granted to previous recipients of options.

     An aggregate of 288,610 shares of Common Stock are reserved for issuance upon the exercise of options granted under the Restated Stock Option Plan.

     1991 Stock Incentive Plan. The DeVry Inc. 1991 Stock Incentive Plan (the "1991 Stock Option Plan") provides the Company's key executive and managerial employees with opportunities to acquire Common Stock of the Company on advantageous terms. The 1991 Stock Option Plan is administered by the Board of Directors, which determines the key executive and managerial employees of the Company eligible to participate and the number of shares to be granted under option. The 1991 Stock Option Plan authorizes the grant of nonqualified stock options and incentive stock options. The prices at which and the periods during which stock options may be exercised are fixed by the Board of Directors, but in no case may the price be less than 100% of the fair market value of the shares on the date of grant (110% in the case of an incentive stock option granted to a 10% stockholder), and all options must be exercisable within ten years after the date of grant. Upon exercise of an option, payment of the purchase price must be made in full in cash or such other consideration, including shares of Common Stock and participant notes, as the Board of Directors elects. All options terminate at the earlier of the date established by the Board of Directors at the time of the grant or ten years after the date of grant (five years in the case of an incentive stock option granted to a 10% or larger stockholder). The 1991 Stock Option Plan provides for adjustments in the event of stock splits, reorganiza-tions and similar transactions. Incentive stock options granted under the 1991 Stock Option Plan are not transferable except at death; nonqualified stock options may be transferred by a grantee inter vivos to members of the grantee's immediate family or to a trust for the benefit of such family members. No option may be granted under the 1991 Stock Option Plan after June 30, 2001. The 1991 Stock Option Plan does not limit the number of options that may be granted to any employee or the number of employees who may participate, and additional options may be granted to previous recipients of options.

     An aggregate of 712,260 shares of Common Stock are reserved for issuance upon the exercise of options granted under the 1991 Stock Option Plan. At September 13, 1999, 1,310 shares of Common Stock remained available for grant under the 1991 Stock Option Plan. Any shares issuable upon the exercise of options under the 1991 Stock Option Plan may, however, thereafter be subject to new options if there is a forfeiture, expiration or termination of any such option.

     1994 Stock Incentive Plan. The DeVry Inc. 1994 Stock Incentive Plan (the "1994 Stock Option Plan") provides the Company's Directors and key employees with opportunities to acquire Common Stock of the Company on advantageous terms. The 1994 Plan has two components. The first provides for an annual automatic nondiscretionary grant of the lesser of 500 shares or $25,000 in fair market value of DeVry Common Stock to Directors who are Company employees for their service as Company Directors. The second component of the 1994 Plan provides for discretionary grants by the Plan Committee, currently Dennis J. Keller and Ronald L. Taylor, which determines the Directors and key employees of the Company eligible to participate and the number of shares to be granted under option, subject to approval of employee grants by the Compensation Committee of the Board. The 1994 Plan authorizes the grant of nonqualified stock options and incentive stock options. The prices at which and the periods during which stock options may be exercised are fixed by the Plan Committee, but in no case may the price be less than 100% of the fair market value of the shares on the date of grant (110% in the case of an incentive stock option granted to a 10% or larger shareholder), and all options must be exercisable within ten years after the date of grant. Upon exercise of an option, payment of the purchase price must be made in full in cash or such other consideration, including shares of Common Stock and participant notes, as the Plan Committee elects. All options terminate at the earlier of the date established by the Plan Committee at the time of the grant or ten years after the date of grant (five years in the case of an incentive stock option granted to a 10% or larger stockholder). The Plan provides for adjustments in the event of stock splits, reorganizations and similar transactions. Incentive stock options granted under the 1994 Plan are not transferable except at death; nonqualified stock options may be transferred inter vivos to members of the grantee's immediate family or to a trust for the benefit of such family members. No option may be granted under the 1994 Plan after June 30, 2004. The Plan does not limit the number of options that may be granted to any participant or the number of individuals who may participate, and additional options may be granted to previous recipients of options.

     An aggregate of 1,551,433 shares of Common Stock are reserved for issuance upon the exercise of options granted under the 1994 Plan. At September 13, 1999, 347,405 shares of Common Stock remained available for grant under the 1994 Plan. Any shares issuable upon the exercise of options under the Plan may thereafter be subject to new options if there is a forfeiture, expiration or termination of any such option.

     Employee Stock Purchase Plan. On February 16, 1993, the Company's Board of Directors adopted the DeVry Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), pursuant to which the Company grants to all employees who have three months or more of service to the Company options to purchase through payroll deduction up to $25,000 of the Company's Common Stock every year, not to exceed, through open market purchases, an aggregate of 800,000 shares of the Common Stock. The Company assumes all Stock Purchase Plan administrative expenses, including brokerage commissions incurred in connection with the purchase of shares. At June 30, 1999, options to purchase 254,762 shares had been exercised by Company employees, including options by Company executive officers for 51,880 shares.

     The following table provides information about options granted to the named executive officers during fiscal 1999 under the 1991 Stock Option Plan and the 1994 Stock Option Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                                 POTENTIAL REALIZABLE VALUE
                                            -----------------                                  AT ASSUMED ANNUAL RATES
                             NUMBER OF         % OF TOTAL                                           OF STOCK PRICE
                             SECURITIES       OPTIONS/SARS                                         APPRECIATION FOR
                             UNDERLYING        GRANTED TO        EXERCISE OR                         OPTION TERM
                            OPTIONS/SARS      EMPLOYEES IN       BASE PRICE     EXPIRATION    --------------------------
          NAME               GRANTED(#)        FISCAL YEAR         ($/SH)          DATE         5%($)          10%($)
          ----              ------------      ------------       -----------    ----------      -----          ------
Dennis J. Keller........       30,000              16.0%          $22.2500       8/18/08       $419,787      $1,063,823
Dennis J. Keller........          500              0.27            22.6875        7/1/08          7,134          18,079
Dennis J. Keller........          625              0.34            20.9375       7/24/08          8,229          20,855
Ronald L. Taylor........       30,000              16.0            22.2500       8/18/08        419,787       1,063,823
Ronald L. Taylor........          500              0.27            22.6875        7/1/08          7,134          18,079
Ronald L. Taylor........          625              0.34            20.9375       7/24/08          8,229          20,855
O. John Skubiak.........       15,000               8.2            22.2500       8/18/08        209,892         531,911
O. John Skubiak.........          585              0.32            20.9375       7/24/08          7,702          19,520
Michael J. LaForte,
  Jr....................        5,000               2.7            22.2500       8/18/08         69,964         177,303
Michael J. LaForte,
  Jr....................           50              0.02            20.9375       7/24/08            658           1,668
Bruno R. LaCaria........        2,500               1.3            19.8125       8/10/08         31,149          78,940

     The following table provides information about options exercised by the named executive officers during fiscal 1999 and the number and value of options held at the end of fiscal 1999. The Company does not have any stock appreciation rights outstanding.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                     NUMBER OF             VALUE OF
                                                                    SECURITIES            UNEXERCISED
                                                                    UNDERLYING           IN-THE-MONEY
                                                                  OPTIONS/SARS AT       OPTIONS/SARS AT
                                                                     FY-END(#)           FY-END($)(1)
                                      SHARES                      ---------------    ---------------------
                                    ACQUIRED ON       VALUE        EXERCISABLE/          EXERCISABLE/
              NAME                  EXERCISE(#)    REALIZED($)     UNEXERCISABLE         UNEXERCISABLE
              ----                  -----------    -----------     -------------         -------------
Dennis J. Keller................         --             --        162,200/129,925    $2,7550889/1,158,138
Ronald L. Taylor................         --             --        115,800/129,925     1,854,639/1,158,138
O. John Skubiak.................         --             --         48,800/59,585        788,065/509,986
Michael J. LaForte, Jr..........         --             --         2,400/10,650          23,574/51,621
Bruno R. LaCaria................         --             --            0/2,500               0/6,406

------------------------------
(1) Represents the difference between the closing price of the Common Stock on the New York Stock Exchange on June 30, 1999, and the exercise price of the options.

     Profit Sharing Retirement Plan. Employees of the Company and its subsidiaries who have 30 days or more of service with the Company participate in the 401(k) component of the DeVry Inc. Profit Sharing Retirement Plan (the "Profit Sharing Retirement Plan"), which as of June 30, 1999, covered 2,747 of the Company's employees, including 666 former employees. Under the Profit Sharing Retirement Plan, employees share in the success and profitability of the Company through a combination of Company matching and discretionary contributions to its eligible employees. Regular full-time employees and regular part-time employees who complete 1,000 hours of service during a Profit Sharing Retirement Plan Year (July 1 - June 30) are automatically enrolled in the Profit Sharing Retirement Plan following their completion of one year of service to the Company. Eligible employees may choose to open a 401(k) account and contribute from 1% to 15% of their annual eligible compensation. To those employees contributing 1% to a 401(k) account, the Company makes a matching contribution of 1% of their total annual eligible compensation (including salary, overtime pay and bonuses); to those employees contributing 2% or more, the Company makes a matching contribution of 1 1/2% of their total annual eligible compensation (2% effective January 1, 2000). Allocations of the Company's discretionary profit sharing contribution under a formula based on salary and seniority are made to eligible employees who have completed one year of service as of the last day of any Profit Sharing Retirement Plan year.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     To Our Stockholders:

     The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the combined efforts of all employees working toward common objectives. The Company seeks to achieve these objectives through teamwork that is focused on meeting the expectations of its customers (students and their employers) and its stockholders.

     The Compensation Committee has the responsibility, with respect to the Company's executive officers, to implement that philosophy in a manner that will align executive compensation with the business objectives and performance of the Company and will also enable the Company to attract, retain and motivate executive officers to ensure its long-term success. To that end, the Committee evaluates the performance of the Chairman and Chief Executive Officer ("CEO") and of the President and Chief Operating Officer ("COO"), reviews with senior management the performance of executive officers generally and, respectively, determines or reviews recommendations for their compensation levels in terms of salaries, bonuses and related benefits.

     Under the current program, there are three components to the compensation of executive officers: salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee considers the total compensation of each executive, including the CEO and the COO, in establishing the elements of executive compensation. The current compensation of the CEO and the COO (who are deemed jointly and equally responsible for the success of the Company and are therefore compensated equally), as well as the compensation of all other executives, reflects another year of superior Company results. (In 1999, DeVry's revenues increased by 19%, its net income by 26% and its earnings per share by 25% over the previous year.)

SALARY

     In its annual review of the salaries of each of the Company's executives, the Compensation Committee considers, among other factors, the responsibilities and individual performance (both in the current year and over time) of the executive, the Company's performance and the performance of the executive's business unit. Salaries at companies of comparable size, with whom the Company must compete for talent, are also considered. With respect to the CEO and the COO, it was historically the Compensation Committee's practice to limit their salary increases to the percentage established by the Company as the pool amount for salary increases for all employees (from 4% to 4 1/2% in recent years, and 4% for fiscal year 1999). This practice caused, however, their base salaries to become, over time, substantially lower, and to represent a substantially smaller portion of total compensation, than those of CEO's of companies of comparable size and type. Additionally, this salary practice produced salary compression among Company executives, who, for the most part, aside from the CEO and the COO, have received salary increases at levels higher than the increase in the salary pool as a whole. Salary compression among DeVry executives had also begun to affect the Company's external recruiting of executives.

     To alleviate these problems, the Compensation Committee, which continues to believe that the level of total cash compensation reflected in the historical combination of salary and annual incentive compensation for the CEO and the COO approximately conforms to the Committee's policy of providing total cash compensation that represents salary reasonable in amount and additional compensation determined by stockholder returns, changed for fiscal years 1998 forward the mix of salary and annual incentive compensation without changing the total compensation. As a result $150,000 of the compensation determined under the five-year growth in earnings per share bonus program (described below under "Annual Incentive Compensation") has been deemed salary and added to the salary component of the compensation of the CEO and the COO along with a salary increase at the salary pool rate for salary increases. This change increases the salary portion of their total compensation from approximately 20%-30% to 35%-45%, while retaining annual incentive compensation, with its focus on long-term growth in earnings per share, as their primary compensation vehicle.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation for executive officers other than the CEO and the COO consists of discretionary cash bonuses awarded annually to executives (and certain other management employees) based on the achievement of certain Company targets and personal objectives. These bonuses are the primary vehicle for recognizing and rewarding accomplishments in a given year. The specific bonus an executive receives is dependent on individual performance and level of responsibility.

     The Compensation Committee has adopted the premise that long-term growth in earnings is the single best proxy for stockholder interests. The annual incentive compensation program for the CEO and the COO, which is based primarily on a growth in earnings per share bonus program, has been designed to that end. Under the program, the Company's growth in earnings per share over the most recent five years determines approximately two-thirds of the bonus amount, and current year growth in earnings per share determines approximately one-third. Under the amendment of the program adopted by the Compensation Committee for fiscal year 1998, the first $150,000 of any bonus amount determined is deemed salary and treated as such. (See "Salary" above.) For fiscal years 1999 forward the redistribution of compensation between base pay and bonus has been acknowledged by adjusting the bonus factor calculation. No annual incentive bonus will be paid under this program if both five-year and annual earnings per share growth is 5% or less. Additionally, because the Compensation Committee believes that, in the Company's industry it is difficult to sustain annual earnings per share growth at a rate greater than 25% while meeting the needs of customers without some degradation in quality, the earnings per share growth bonus factor has been capped at 25%. The Committee may, however, recognize or provide additional objectives for the Company and tie other cash awards to the achievement of those objectives and recommend approval of such to the Board of Directors. The Company's steady and substantial growth in earnings per share under the leadership of the CEO and the COO (approximately 25% per year from 1993 to 1999) has resulted in substantial growth in their compensation, which the Committee believes is appropriate and in keeping with the total compensation paid by comparable companies of similar size.

LONG-TERM INCENTIVE COMPENSATION

     Stock options are used as the primary long-term incentive vehicle. Options provide executives and other key employees with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation in value of its Common Stock. To assure that the value of every stockholder's interest must appreciate before the option holder receives any benefit from the option, options have been granted at no less than the fair market value of the Company's Common Stock on the date of grant. Additionally, options are generally granted with a 5-year vesting period and a 10-year exercise period so as to encourage executives and others to take a longer-term view of their individual contributions to the Company. The Compensation Committee believes that stock options are an important tool to align the interests of management and stockholders. The CEO, the COO, the three other named executive officers and certain other executive officers were among the 215 Company employees granted stock options based on their superior performance during fiscal year 1999.

     The salary, annual incentive compensation and long-term incentive compensation paid by the Company to the CEO, the COO and the three other named executive officers of the Company in fiscal 1999 is set forth on page 6. The Compensation Committee believes that the executive officers of the Company continue to be dedicated to increasing stockholder value and that the Committee's compensation policies contribute to this focus.

     The Compensation Committee does not believe that the provisions of Section 162(m) of the Internal Revenue Code relating to the deductibility of compensation paid to the executive officers named in the Summary Compensation Table will limit the deductibility of such compensation expected to be paid by the

Company. Although the Board of Directors currently intends for all compensation to be tax deductible to the Company, the Compensation Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate.

     This Compensation Committee report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference, and is not otherwise to be deemed filed under such Acts.

                                          COMPENSATION COMMITTEE

                                          Thurston E. Manning, Chairman
                                          Robert E. King
                                          Frederick A. Krehbiel
                                          Hugo J. Melvoin

                              CERTAIN TRANSACTIONS

     For the fiscal year 1999 the Company paid The Revere Group, an information systems consulting organization, $111,000 for consulting services. Robert C. McCormack, one of the Company's Directors, is also a director of The Revere Group, and Trident Capital, Inc., of which Mr. McCormack is a founding partner, is an investor in The Revere Group.

     During the same fiscal year, DeVry purchased $608,000 in college textbooks from Houghton Mifflin Company. Julie A. McGee, a Company Director, is Corporate Executive Vice President of Houghton Mifflin Company.

     The Company's Center for Corporate Education earned $343,000 in revenues from providing corporate education courses to SPR, Inc., an information technology consulting company. Ronald L. Taylor, the Company's President and Chief Operating Officer, who is also a Director of the Company, is a director of SPR.

     Management believes that these transactions and any relationships during fiscal 1999 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

PERFORMANCE GRAPH

     The following graph and chart compare the total cumulative return (assuming dividend reinvestment) on the Company's Common Stock during the period from June 30, 1994 through June 30, 1999 with the cumulative return on the NYSE Stock Market Index (U.S. Companies), and two industry group indices. This graph demonstrates the markets support of the Company's strong financial performance, as the return on the Company's Common Stock has significantly outperformed both the general market as represented by the NYSE index, and the industry as represented by the industry groups.

           COMPARISON OF CUMULATIVE TOTAL RETURN SINCE JUNE 30, 1994
                      AMONG DEVRY INC., NYSE MARKET INDEX,
                           AND INDUSTRY GROUP INDICES
PERFORMANCE GRAPH

                                                               NYSE MARKET INDEX -    INDUSTRY GROUP INDEX   INDUSTRY GROUP INDEX
                                             DEVRY INC.           U.S. COMPANIES            -CURRENT                -PRIOR
                                             ----------        -------------------    --------------------   --------------------
'06/30/94'                                     100.00                 100.00                 100.00                 100.00
'06/30/95'                                     137.90                 122.90                 143.70                 143.70
'06/30/96'                                     310.30                 154.80                 246.90                 246.90
'06/30/97'                                     372.40                 202.80                 343.70                 343.70
'06/30/98'                                     605.20                 260.00                 411.40                 410.70
'06/30/99'                                     617.20                 298.10                 329.20                 326.80

      ---------------------------------------------------------------------------------------------------
                                                                             June 30
                                                        -------------------------------------------------
                                                        1994    1995    1996    1997    1998    1999
      ---------------------------------------------------------------------------------------------------
          DeVry Inc.                                    100.0   137.9   310.3   372.4   605.2   617.2
      ---------------------------------------------------------------------------------------------------
          NYSE Market Index - U.S. Companies            100.0   122.9   154.8   202.8   260.0   298.1
      ---------------------------------------------------------------------------------------------------
          Industry Group Index - Current                100.0   143.7   246.9   343.7   411.4   329.2
      ---------------------------------------------------------------------------------------------------
          Industry Group Index - Prior                  100.0   143.7   246.9   343.7   410.7   326.8
      ---------------------------------------------------------------------------------------------------

    Data for this graph was prepared by The University of Chicago Graduate School of Business -- Center for Research in Security Prices.

    Assumes $100 was invested on June 30, 1994 in DeVry Inc. Common Stock, the NYSE Stock Market Index (U.S. Companies), the Industry Group - Current(1) and the Industry Group - Prior(1), and that all dividends were reinvested.
------------------------------
(1) The Industry Group - Current consists of the following companies selected on the basis of the similarity in the nature of their business: Apollo Group, Inc., Argosy Education Group, Inc., Berlitz International, Inc., Career Education Corp., Computer Learning Centers, Inc., Corinthian Colleges, Inc., Education Management Corp., EduTrek International, Inc., Flightsafety International, Inc., ITT Educational Services, Inc., Learning Tree International, Inc., Quest Education Corp., Strayer Education, Inc., Sylvan Learning Systems, Inc., TesseracT Group, Inc. and Whitman Education Group, Inc. The Company believes that, including itself, these companies represent the majority of the market value of publicly traded companies whose primary business is education.

    The Industry Group - Prior consists of the following companies selected on the basis of the similarity in the nature of their business: Apollo Group, Inc., Berlitz International, Inc., Computer Learning Centers, Inc., Education Management Corp., Flightsafety International, Inc., ITT Educational Services, Inc., Learning Tree International, Inc., Quest Education, Corp., Strayer Education, Inc., Sylvan Learning Systems, Inc., TesseracT Group, Inc. and Whitman Education Group, Inc. Among the changes to the index were the addition of several companies whose stock was initially traded during the Company's 1999 fiscal year and the addition of other companies considered to operate in the education industry. The Industry Group - Current was deemed to be more representative of the industry in which the Company operates than was the Industry Group - Prior. However, in accordance with regulations promulgated by the Securities and Exchange Commission, the performance of the Company's Common Stock must also be compared to the Industry Group - Prior in the current year.

              ADOPTION OF THE DEVRY INC. 1999 STOCK INCENTIVE PLAN

BACKGROUND AND PURPOSE

     Due to the limited number of shares remaining available for grants to employees and Directors under the 1991 and 1994 Stock Option Plans, the Board of Directors adopted at its August 1999 meeting, subject to stockholder approval, a new stock option plan, the DeVry Inc. 1999 Stock Incentive Plan (the "1999 Plan" or the "Plan") to provide the Company's Directors and key employees with opportunities to acquire Common Stock of the Company on favorable terms. The purpose of the Plan is: (1) to provide a means to attract, retain and reward the Company's independent directors for their judgment and knowledge, on which the Company relies for the continued success of its operations, by promoting a greater identity of interest between them and the Company's stockholders and providing an opportunity to share in the future success of the Company; (2) to provide a means to attract and retain competent personnel; and (3) to provide to participating executives and other key employees long-term incentive for high levels of performance and for extraordinary efforts to improve the financial performance of the Company. The 1999 Plan authorizes the granting, from authorized but unissued shares or treasury shares, of options to purchase up to 1,500,000 shares of the Company's Common Stock. A summary of the 1999 Plan is set forth below. This summary is qualified in its entirety by reference to the full text of the 1999 Plan, which is attached to this Proxy Statement as Exhibit A.

     The 1999 Plan has two components. The first provides for an annual automatic nondiscretionary grant of the lesser of 500 shares or $25,000 in fair market value of DeVry Common Stock to Directors who are Company employees for their service as Company Directors. The second component of the 1999 Plan provides for discretionary grants by the Plan Committee, which determines the Directors and key employees of the Company eligible to participate and the number of shares to be granted under option. The 1999 Plan authorizes the grant of nonqualified stock options and incentive stock options. The prices at which and the periods during which stock options may be exercised are fixed by the Plan Committee, but in no case may the price be less than 100% of the fair market value of the shares on the date of grant (110% in the case of an incentive stock option granted to a 10% or larger shareholder), and all options must be exercisable within ten years after the date of grant. Upon exercise of an option, payment of the purchase price must be made in full in cash or such other consideration, including shares of Common Stock and Participant notes, as the Plan Committee elects. All options terminate at the earlier of the date established by the Plan Committee at the time of the grant or ten years after the date of grant (five years in the case of an incentive stock option granted to a 10% or larger stockholder). Incentive stock options granted under the 1999 Plan are not transferable except at death. Nonqualified stock options may be transferred inter vivos to members of the grantee's immediate family or to a trust for the benefit of such family members. No option may be granted under the 1999 Plan after June 30, 2009. The Plan does not limit the number of options grantable to any participant or the number of individuals who may participate, and additional options may be granted to previous recipients of options.

     An aggregate of 1,500,000 shares of Common stock are reserved for issuance upon the exercise of options granted under the 1999 Plan. Any shares issuable upon the exercise of options under the Plan may thereafter be subject to new options if there is a forfeiture, expiration or termination of any such option. No options have been granted under the 1999 Plan.

FEDERAL INCOME TAX TREATMENT

     The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to awards under the 1999 Plan. This summary is not intended to be exhaustive and does not, among other things, describe state or local tax consequences.

     Generally, the granting of an option under the 1999 Plan will not be a taxable event and the recipient will not realize any income at that time. Nor will the Company be entitled to a deduction at the time of grant. The tax treatment after grant differs depending on whether the recipient is an employee of the Company or a non-employee Director and whether the option is an incentive stock option ("ISO") or a nonqualified stock option.

     a. FOR EMPLOYEES WITH INCENTIVE STOCK OPTIONS -- For employees of the Company, exercising an ISO will generally not be a taxable event. However, the excess, if any, of the fair market value of the shares acquired on exercise of an option over the exercise price is an adjustment for computation of the alternative minimum tax. Upon subsequent disposition, the difference between the sale price and the aggregate option price of the shares is taxable as a long-term capital gain or loss. Any sale within two years of the grant of an ISO or one year after exercise causes a disqualifying disposition resulting in ordinary income for the recipient. The amount of ordinary income realized is equal to the difference between the sale price and the fair market value on the date of exercise.

     b. FOR NON-EMPLOYEE DIRECTORS OR EMPLOYEES WITH NONQUALIFIED STOCK OPTIONS -- Any exercise of a nonqualified stock option under the Plan by either an outside Director or an employee will result in ordinary income tax consequences. The amount reported as ordinary income will be the aggregate difference between the fair market value of the option stock on the date of exercise and the option price. The Company will be entitled to deduct such amount except to the extent that such deductions may be limited by the 1993 Tax Act. Upon subsequent sale, the difference between the sale price and the fair market value on the date of exercise is reportable as a capital gain or loss. The gain or loss is long-term or short-term depending on how long the stock was held after exercise of the option.

     c. SECTION 162(M) -- The federal income tax deduction the Company may take for otherwise deductible compensation payable to executive officers who are treated as named executive officers in the Company's Proxy Statement is limited by Section 162(m) of the Internal Revenue Code to $1,000,000. The deduction limit on compensation applies to all compensation, except compensation deemed under Section 162(m) to be "performance-based" and certain compensation related to retirement and other employee benefit plans. The determination of whether compensation related to the 1999 Plan is performanced-based for purposes of
Section 162(m) is dependent upon a number of factors, including stockholder approval of the 1999 Plan and the exercise price at which options are granted.
Section 162(m) also prescribes certain limitations and procedural requirements in order for compensation to qualify as performance-based. Although the Company has structured the 1999 Plan to satisfy the requirements of Section 162(m) with regard to its "performance-based" criteria, there is no assurance that awards thereunder will so satisfy such requirements, and accordingly, the Company may be limited in the deductions it may take with respect to awards under the 1999 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE DEVRY INC. 1999 STOCK INCENTIVE PLAN.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP, independent public accountants, as independent public accountants for the Company and its subsidiaries for fiscal year 2000. The Board of Directors recommends to the stockholders that the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company and its subsidiaries be ratified. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent public accountants will be reconsidered by the Audit Committee and the Board of Directors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.

                  STOCKHOLDER PROPOSALS -- 2000 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company no later than May 27, 2000, to be eligible for inclusion in the Proxy Statement and form of proxy for the meeting.

                                 OTHER BUSINESS

     The Board of Directors is aware of no other matter that will be presented for action at this meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the Proxy Committee will vote and act according to their best judgment.

                                          By Order of the Board of Directors



                                          Marilynn J. Cason
                                          Secretary

                                                                       EXHIBIT A

                                DEVRY INC. 1999
                              STOCK INCENTIVE PLAN

     1. Purpose. The DeVRY INC. 1999 Stock Incentive Plan (the "Plan") has been established by DeVry Inc. (the "Company") to provide the Company's directors and key employees with opportunities to acquire Common Stock of the Company on favorable terms. The purpose of the Plan is to: (1) provide a means to attract, retain and reward the Company's independent directors for their judgment and knowledge, on which the Company relies for the continued success of its operations, by promoting a greater identity of interest between them and the Company's stockholders and providing an opportunity to share in the future success of the Company; (2) provide a means to attract and retain competent personnel; and (3) provide to participating executives and other key employees long-term incentive for high levels of performance and for extraordinary efforts to improve the financial performance of the Company.

     2. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Plan Committee, subject to approval by the Compensation Committee of the Board of Directors. The Plan Committee shall consist of members of the Company's Board of Directors who are full-time, salaried employees of the Company. All determinations of the Plan Committee shall be made by a majority of its members. Any interpretation of the Plan by the Plan Committee and any decision made by it under the Plan are final and binding on all persons.

     3. Participation. Subject to the terms and conditions of the Plan and approval by the Compensation Committee of the Board of Directors of actions taken with respect to employees, the Plan Committee shall determine and designate, from time to time, the directors and key employees of the Company and its Subsidiaries to whom stock options are to be granted or awarded (the "Participants"), and the number thereof to be granted or awarded to each Participant. Except as otherwise agreed to by the Company and the Participant, any grant or award under this Plan shall not affect any previous grant or award to the Participant by the Company under this Plan or any other plan maintained by the Company or its Subsidiaries.

     4. Automatic Grant of Options to Plan Committee. Notwithstanding Paragraph 3 above, directors who are members of the Plan Committee shall receive, for service as a director, only an automatic nondiscretionary stock option grant on July 1 every year during the term of the Plan. The amount of shares subject to option that will be automatically granted to each director who is a member of the Plan Committee for service as a director shall be the lesser of (i) 500 shares or (ii) that number of shares equal to the largest multiple of 25 whose fair market value on the date of grant does not exceed $25,000.

     5. Shares Subject to the Plan. The shares of stock with respect to which awards or grants may be made under the Plan shall be shares of the Company's Common Stock, either authorized and unissued shares or shares issued and held in its treasury. Subject to the provisions of paragraph 12, the aggregate number of shares of Common Stock with respect to which awards or grants may be made under the Plan shall not exceed 1,500,000 shares. If, for any reason, any award or grant under the Plan shall expire, terminate or be forfeited with respect to any number of shares, such number of shares shall again be available for award or grant under the Plan.

     6. Options. Subject to Paragraph 4 above, the Plan Committee may, from time to time, grant options to Participants under the Plan. The Plan Committee shall have complete authority to determine at the time an option is granted, whether such option shall be an incentive stock option qualified under Section 422 of the Internal Revenue Code, as amended, or whether such option shall be a nonqualified stock option. The price at which a share of Common Stock may be purchased pursuant to the exercise of an option under the Plan shall be 100% (110% in the case of an incentive stock option, as described in Section 422A of the Internal Revenue Code of 1986, as amended, granted to a 10% stockholder) of the Fair Market Value (as defined below) of a share of such Common Stock on the date on which the option is granted. Subject to the provisions of paragraph 12, for all purposes of the Plan, the "Fair Market Value" of a share of Common Stock as at any date means the fair market value of such share determined in good faith by the Plan Committee.

     Notwithstanding the foregoing, in no event shall the aggregate Fair Market Value (determined at the time the option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Subsidiaries) exceed $100,000.

     7. Option expiration Date. The "Expiration Date" with respect to an option granted to a Participant under the Plan means the earlier of:

     (a) the date which is 10 years (5 years in the case of an incentive stock option granted to a 10% stockholder) after the date on which the option or stock appreciation right is granted; or

     (b)  the date established by the Plan Committee at the time of the grant.

     8. Exercise of Options. Each option shall be exercisable at such time or times as shall be determined by the Plan Committee at the time the option is granted or at such earlier times as the Plan Committee may subsequently determine. Except as otherwise agreed between the Company and the Participant, a Participant's right to exercise any option under the Plan shall not be affected by any other outstanding stock option granted to the Participant under this Plan or any other plan maintained by the Company or its Subsidiaries. a Participant may exercise an option by giving written notice thereof prior to the Expiration Date to the Secretary of the Company at the Company's corporate headquarters. Payment of the purchase price of the shares purchased pursuant to the exercise of a stock option shall be in cash or other consideration, including shares of Common Stock and Participant notes, as the Plan Committee may permit.

     9. Compliance with Applicable Laws and Withholding of
Taxes. Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. Prior to the issuance of any shares under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares. All awards, grants, and payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Plan Committee, through the surrender of shares of Common Stock to which a Participant is otherwise entitled under the Plan. Common Stock shares surrendered for withholding purposes cannot be withheld in excess of the minimum number required for tax withholding purposes.

     10. Transferability. Incentive stock options granted under the Plan are not transferable except by will or by the laws of descent and distribution; nonqualified stock options may be transferred by the Participant inter vivos to members of the Participant's immediate family or to a trust for the benefit of such family members.

     11. Employment and Stockholder Status. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary. No award or grant under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all conditions for receipt of shares of Company stock.

     12. Adjustments to Number of Shares Subject to the Plan and to Option Terms. Subject to the following provisions of this paragraph 12, in the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the aggregate number of shares with respect to which awards or grants may be made under the Plan and the terms of any outstanding option shall be equitably adjusted by the Plan Committee subject to approval by the Compensation Committee. Notwithstanding the preceding sentence, in no event shall any fraction of a share of stock be issued under the Plan.

     13. Agreement with Company. At the time of any grant under the Plan, the Plan Committee may require a Participant to enter into an agreement with the Company in a form specified by the Plan Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions (including but not limited to a call provision), not inconsistent with the Plan, as the Plan Committee may, in its sole discretion, prescribe.

     14. Term of Plan. Subject to the approval of the stockholders of the Company at the Company's 1999 annual meeting of its stockholders, the Plan shall be effective as of August 17, 1999. No options may be granted under the Plan after June 30, 2009.

     15. Amendment and Termination of Plan. Subject to the following provisions of this paragraph 15, the Plan Committee of the Company may at any time amend, suspend or terminate the Plan. No amendment of the Plan and, except as provided in paragraph 12, no action of the Plan Committee shall, without further approval of the stockholders of the Company:

     (a) increase the total number of shares of Common Stock with respect to which awards or grants may be made under the Plan or otherwise materially increase the benefits to Participants under the Plan;

     (b) permit any awards or grants to be made under the Plan after June 30, 2009; or

     (c) materially modify the requirements as to eligibility for participation under the Plan.

     No amendment, suspension or termination of the Plan shall alter or impair any option previously granted under the Plan without the consent of the holder thereof.

PROXY                                                                      PROXY

                                   DEVRY INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Marilynn J. Cason and Norman M. Levine as proxies, each with the power to act alone and with full power of substitution and revocation, to represent and vote, as specified on the other side of this Proxy, all shares of Common Stock of DEVRY INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., Central Standard Time, on Tuesday, November 16, 1999, at The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois 60875, and all adjournments thereof.

         The shares represented by the Proxy will be voted as specified. If no choice is specified, this Proxy will be voted FOR Proposals 1, 2, and 3.

         The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting.

         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

                 (Continued and to be signed on reverse side.)






                                   DEVRY INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

1.  Election of Directors:                        FOR  WITHHOLD  FOR ALL
    Nominees:  Class II (2002)-  David S. Brown,  ALL    ALL    (EXCEPT NOMINEE(S) WRITTEN BELOW)
    Dennis J. Keller, Robert E. King and
    Frederick A. Krehbiel.                        [ ]    [ ]     [ ]


                                                                        2.  Approval of the DeVry Inc. 1999
                                                                            Stock Incentive Plan.             For   Against  Abstain
                                                                                                              [ ]     [ ]      [ ]

                                                                        3.  Ratification of selection of      For   Against  Abstain
                                                                            PricewaterhouseCoopers LLP as     [ ]     [ ]      [ ]
                                                                            Independent Public Accountants.

                                                                                           Dated:                             , 1999
                                                                                                 -----------------------------
                                                                        Signature(s)
                                                                                    ------------------------------------------------

                                                                        ------------------------------------------------------------
                                                                        Please date and sign above exactly as your name(s) appears hereon. Joint owners should all sign. When signing in a
                                                                        representative capacity (such as for an estate, trust,
                                                                        corporation or partnership) please indicate title or
                                                                        capacity.